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                                                                      EXHIBIT 5


                    [Werner & Blank Co., L.P.A. Stationery]



July 30, 1998

Board of Directors
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, FL  34209

Re: S-4 Registration Statement for the Securities of First National Bancshares, Inc.

Gentlemen:

In connection with the proposed public offering of 1,429,430 shares of common stock of First National Bancshares, Inc. by First National Bancshares, Inc. (the "Company") covered by the above Registration Statement, we have examined the Company's Articles of Incorporation, Bylaws, Corporate Minute book, and Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

Based upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Florida and is validly existing and in good standing under these laws.

2. The 1,429,430 shares of common stock covered by said Registration Statement have been legally authorized, and when issued in exchange for the common stock of First National Bank of Manatee, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the said Registration Statement under the caption "legal opinions" in the Proxy Statement, constituting a part of the Registration Statement.


Very truly yours,


/s/ Werner & Blank Co., LPA
Werner & Blank Co., L.P.A.